United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 3, 2013

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2013 Communications Systems, Inc. ("CSI" or the "Company) announced that its Board of Directors had approved a plan under which the Company, as the parent company of the entire enterprise, will change its business structure to operate primarily as a holding company that monitors and supports its three business units. Under this new structure Company’s three business units, Suttle, Transition Networks, Inc. (TN) and JDL Technologies (JDL), will each operate with a high degree of autonomy in all areas of their respective businesses, including sales, marketing, new product development and personnel management. Also, under this new structure, certain positions at the parent company level will be eliminated and functions associated with those positions will be assumed by the respective subsidiaries.

On September 4, 2013 the Company also announced several management changes, including changes related to its new parent company structure. First, given the Board’s decision to reduce the role of parent company staff, Mr. William G. Schultz resigned as the Company’s CEO and as a director on September 3, 2013, but will continue to provide consulting services to the Company. The terms of Mr. Schultz’s separation are being finalized. Second, to fill the vacancy created by Mr. Schultz’s resignation, until further action by the Board, the Company’s Chairman, Curtis A. Sampson, was appointed interim CEO effective September 3, 2013. Third, Edwin C. Freeman, a company director and chair of the Company’s audit committee, was appointed as the Company’s Chief Financial Officer effective September 3, 2013. Fourth, director Roger H. D. Lacey was appointed Vice Chair of the Board effective September 3, 2013. Finally, concurrent with these appointments, the Company’s Board approved establishing an “Office of the Chair” to oversee the parent company’s monitoring and support of Suttle, TN and JDL. The Office of the Chair will be comprised of Mr. Sampson, Mr. Lacey, and Mr. Freeman, with Mr. Freeman serving full-time and Mr. Sampson and Mr. Lacey each serving primarily in a part-time, consultative role. Within this structure they will assume executive responsibilities typically performed by a full-time CEO. Further information for each of Mr. Sampson, Mr. Freeman and Mr. Lacey is provided below.

Curtis A. Sampson (age 80) founded the Company in 1969, served as CEO from 1969 to June 2007 and has been a director since its inception. In addition to serving as Chair of the Company’s Board, he is also a member of the Board’s Executive Committee and Finance Committee. He is also Chairman and a director of Canterbury Park Holding Corporation, a public company primarily engaged in pari-mutuel horse racing and card club wagering. He is also a Regent of Augsburg College in Minneapolis, Minnesota.

Edwin C. Freeman (age 57) has been a director of CSI since 1988. He has served as Chair of the Company’s Audit Committee for approximately the last ten years and has been the audit committee’s designated financial expert under the rules of the Securities and Exchange Commission. He has also served as a member of our Finance Committee and Compensation Committee. Until his appointment as CFO, Mr. Freeman was employed as Vice President and Chief Financial Officer of Bro-Tex Co., Inc. (paper and cloth wiper products, and carpet recycling) and has held other management positions in both operations and finance since joining Bro-Tex in March 1992. Mr. Freeman received his MBA from the Harvard Business School in 1981 and, before joining Bro-Tex, Mr. Freeman held positions in investment banking and strategic planning. In connection with being appointed CFO, Mr Freeman has resigned as Chair and as a member of the Audit Committee.

Mr. Roger H.D. Lacey (age 63) has been a director since 2008 and currently is a member of our Compensation Committee, Governance and Nominating Committee, and Audit Committee. Mr. Lacey recently retired as Senior Vice President, Strategy and Corporate Development at 3M Corporation a position he held from 2010 to May 2013. From 2000 to 2009, he was 3M’s Vice President, Corporate Strategy and Market Development. Mr. Lacey’s career with 3M began in 1975, and from 1989 to 2000 he was assigned to 3M’s Telecom Division, holding various positions including Division Vice President. He has also served as the General Manager of 3M’s UK based Electro-Telecommunications Division.

On September 4, 2013, the Company appointed Scott Otis (age 51) as President and General Manager of Transition Networks Inc. Mr. Otis most recently served as Vice President, Operations - Professional Services for TE Connectivity, Inc. (formally known as Tyco Electronics) from December 2010 to June 2011. TE Connectivity acquired ADC Telecommunications (ADC) in December 2010, and before this acquisition, Mr. Otis was employed by ADC for almost 30 years in various positions involving increasing levels of responsibility. This included serving as Vice President, Marketing and Business Development – ADC Professional Services from 2005 to 2010, and in various sales, product management, and corporate development roles earlier in his career at ADC.

Item 9.01      Financial Statement and Exhibits.

Exhibit 99.1    Communications Systems, Inc. Press Release dated September 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Curtis A. Sampson
Chairman and Interim Chief Executive Officer

Date:   September 9, 2013